TANDYCRAFTS, INC.
                REPORTS 34% INCREASE IN SECOND QUARTER EARNINGS


Fort Worth, Texas. January 23, 1998 -- TANDYCRAFTS, INC. (NYSE: TAC) announced today improved results for its fiscal second quarter ended December 31, 1997. Net income for the quarter increased 34% to $3,056,000, or $0.24 per share compared to net income of $2,285,000, or $0.19 per share for the same quarter last year.

Excluding divested operations, net sales increased $5,227,000, or 7.7%, over the prior fiscal year with both retail sales and manufacturing sales showing increases. Same-store sales at Sav-On Office Supplies and Joshua's Christian Stores increased 6.7% and 10%, respectively, while same-store sales at Tandy Leather were essentially flat. The Picture Frame and Framed Art division, recently consolidated under the name Pinnacle Art & Frame, achieved a sales increase of 17.1%, while the TWI division achieved a 4% sales increase.

In commenting on the Company's performance, Michael J. Walsh, Chief Executive Officer, stated, "The results for the second quarter of fiscal 1998 continued to show evidence of the turnaround in progress as the Company achieved a 34% increase in net income compared to the same quarter last year. Operating results were highlighted by marked improvement at Joshua's Christian Stores, Pinnacle Art & Frame and the TWI division. Sav-On Office Supplies recorded a slight decrease in operating income for the quarter primarily as a result of the impact of six new store openings in the past eight months. Although Tandy Leather's operating results for the quarter were slightly down, we are encouraged as the efforts to rebuild and broaden that company's unique market position begin to show signs of progress."

For the six months ended December 31, 1997, the Company reported net income of $4,005,000 or $0.32 per share compared to net income of $3,082,000 or $0.25 per share for the same period of fiscal 1997.

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties including, but not limited to, customer demand and trends, related inventory risks due to shifts in customer demand, risks associated with new business opportunities, competition, dependence on key personnel, the performance of each operating unit, relationships with key customers, commodity price fluctuations, new product introductions, interest rate fluctuations, recessionary factors, seasonality and other risks disclosed in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission.

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions: Pinnacle Art & Frame and Tandy Wholesale International ("TWI").

                                               Three Months Ended               Six Months Ended
                                           ---------------------------     ---------------------------
                                           December 31,   December 31,     December 31,   December 31,
                                               1997           1996             1997           1996
                                           ------------   ------------     ------------   ------------
Net sales                                  $     73,237   $     73,246     $    128,596   $    131,016
Operating costs and expenses:
    Cost of goods sold                           48,702         46,732           84,536         82,420
    Selling, general and administrative          17,665         20,775           33,597         39,437
    Depreciation and amortization                 1,259          1,391            2,529          2,763
                                           ------------   ------------     ------------   ------------
     Total operating costs and expenses          67,626         68,898          120,662        124,620
                                           ------------   ------------     ------------   ------------

Operating income                                  5,611          4,348            7,934          6,396
Interest expense, net                               911            833            1,773          1,655
                                           ------------   ------------     ------------   ------------

Income before income taxes                        4,700          3,515            6,161          4,741
Provision for income taxes                        1,644          1,230            2,156          1,659
                                           ------------   ------------     ------------   ------------

     Net income                            $      3,056   $      2,285     $      4,005   $      3,082
                                           ============   ============     ============   ============

Net income per share - basic                      $0.24          $0.19            $0.32          $0.25
                                                  =====          =====            =====          =====

Weighted average common shares                   12,685         12,346           12,661         12,272


                                                           Joshua's       Sav-On
                                           Tandy Leather   Christian      Office
                                              Retail       Bookstores    Supplies
                                           -------------   ----------   -----------

Number of stores                                 152             61           41
QUARTER:
Net sales                                     10,828         11,159        9,668
Same store sales gains / (losses)               (0.7)%         10.0%         6.7%
SIX MONTHS:
Net sales                                     19,806         18,083       20,267
Same store sales gains / (losses)               (2.4)%         14.6%         8.0%

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